Exhibit 16.1
April 27, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by WCI Steel, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, as part of the Form S-4 of WCI Steel, Inc. dated April 27, 2007. We agree with the statements concerning our Firm in such
Form S-4.

Very truly yours,

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC